Exhibit 99.1

News Release

For Immediate Release	CONTACT:
Bill Newbould (610) 558-9800
ENDO PHARMACEUTICALS REPORTS
THIRD QUARTER 2005 FINANCIAL RESULTS
CHADDS FORD, Pa., October 20, 2005 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the three months and nine months ended September 30, 2005.
Net sales for the third quarter were $245.2 million compared with $160.3 million in the third quarter of 2004, an increase of 53%. Net income for the three months ended September 30, 2005 was $66.6 million compared with $41.4 million in the comparable 2004 period. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended September 30, 2005 was $77.1 million compared with $41.4 million in the same period in 2004.
Diluted earnings per share for the three months ended September 30, 2005 were $0.50 compared with $0.31 in the comparable 2004 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended September 30, 2005 were $0.58 compared with $0.31 in the same period in 2004.
“Our strong financial performance in the third quarter primarily reflects the continued strong growth of Lidoderm®, our topical analgesic patch, and the successful launch late in the second quarter of all four strengths of our generic extended-release oxycodone tablets,” said Peter A. Lankau, president and chief executive officer.
“We continue to believe that we will be able to achieve total 2005 net sales of approximately $800 million to $825 million,” said Lankau. “Further, we reaffirm our previous guidance for Lidoderm® net sales, which we continue to expect to be approximately $390 million to $400 million in 2005. In addition, we continue to anticipate adjusted diluted earnings per share to be approximately $1.68 to $1.73. Of course, there can be no assurance of Endo achieving these results. With the projected growth of Lidoderm® as well as the further progression of our substantial development pipeline including oxymorphone ER and IR, we believe we are well-positioned for the future.”
Year-to-Date Results
For the first nine months of 2005, Endo’s net sales were $579.4 million compared with $457.8 million in the comparable 2004 period, an increase of 27%. Net income for the nine months ended September 30, 2005 was $129.4 million compared with $114.1 million in the comparable 2004 period. As detailed in the Supplemental Financial Information below, adjusted net income for the nine months ended September 30, 2005 was $152.4 million compared with $122.7 million in the same period in 2004.
Diluted earnings per share for the nine months ended September 30, 2005 were $0.97 compared with $0.86 in the comparable 2004 period. As detailed in the Supplemental Financial Information below,

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adjusted earnings per share for the nine months ended September 30, 2005 were $1.14 per diluted share compared with $0.92 in the comparable 2004 period.
Adjusted diluted earnings per share estimates for the full year 2005 exclude: stock compensation costs and associated taxes related to the Endo Pharma LLC stock option plans; estimated and actual upfront and milestone payments to partners, and; the costs associated with the write-off of the transdermal fentanyl patch inventory and the unamortized portion of the upfront license fee that Endo paid Noven in February 2004.
Use of Non-GAAP Measures — Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share:
Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors, as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to read the definition of Consolidated EBITDA and the description of the reconciling items at the end of this press release.

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Supplemental Financial Information
A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended September 30, 2005 and September 30, 2004 is as follows:

	(Unaudited)
	Three Months Ended
	September 30,
	2005	2004
	(in thousands,
	except per share data)
GAAP net income	$66,553	$41,377
Add: Income tax	40,862	25,349

GAAP income before income tax	107,415	66,726
Add: Upfront and milestone payments to partners	6,500	—
Add: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee	10,515	—

Adjusted income before income tax	124,430	66,726
Pro forma income tax	47,335	25,349

Adjusted net income	$77,095	$41,377

Diluted weighted average shares outstanding	133,532	132,460

GAAP diluted earnings per share	$0.50	$0.31
Add: Upfront and milestone payments to partners, net of tax	0.03	—
Add: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee, net of tax	0.05	—

Adjusted diluted earnings per share	$0.58	$0.31

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A reconciliation of net income as determined by GAAP to adjusted net income for the nine months ended September 30, 2005 and September 30, 2004 is as follows:

	(Unaudited)
	Nine Months Ended
	September 30,
	2005	2004
	(in thousands,
	except per share data)
GAAP net income	$129,414	$114,099
Add: Income tax	79,319	69,865

GAAP income before income tax	208,733	183,964
Add: Upfront and milestone payments to partners	26,500	10,000
Add: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee	10,515	—
Add: Termination of development agreement	—	3,800

Adjusted income before income tax	245,748	197,764
Pro forma income tax	93,385	75,106

Adjusted net income	$152,363	$122,658

Diluted weighted average shares outstanding	133,122	132,688

GAAP diluted earnings per share	$0.97	$0.86
Add: Upfront and milestone payments to partners, net of tax	0.12	0.04
Add: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee, net of tax	0.05	—
Add: Termination of development agreement, net of tax	—	0.02

Adjusted diluted earnings per share	$1.14	$0.92

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the three months ended September 30, 2005 and September 30, 2004:

	(Unaudited)
	Three Months Ended
	September 30,
	2005	2004
	(in thousands)
GAAP net income	$66,553	$41,377
Add: Income tax	40,862	25,349
Less: Interest income, net	(2,689)	(578)

GAAP operating income	104,726	66,148
Add: Depreciation and amortization	4,144	2,985
Add: Upfront and milestone payments to partners	6,500	—
Add: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee	10,515	—

Consolidated EBITDA	$125,885	$69,133

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the nine months ended September 30, 2005 and September 30, 2004:

	(Unaudited)
	Nine Months Ended
	September 30,
	2005	2004
	(in thousands)
GAAP net income	$129,414	$114,099
Add: Income tax	79,319	69,865
Less: Interest income, net	(6,657)	(796)

GAAP operating income	202,076	183,168
Add: Depreciation and amortization	11,438	7,074
Add: Upfront and milestone payments to partners	26,500	10,000
Add: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee	10,515	—
Add: Termination of development agreement	—	3,800

Consolidated EBITDA	$250,529	$204,042

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Product Review
Lidoderm®. For the three months ended September 30, 2005, net sales of Lidoderm® were $124.3 million compared with $83.8 million in the same period in 2004, a 48% increase. For the first nine months of 2005, net sales of Lidoderm® rose 39% to $288.9 million compared with $207.3 million in the same period a year ago. Prescription growth for Lidoderm® was up 35% and dispensed unit growth was up 37% in the third quarter of 2005 over the comparable 2004 period. Prescription growth for Lidoderm® was up 39% and dispensed unit growth was up 41% for the nine months ended September 30, 2005 over the comparable 2004 period. The company estimates that prescription demand for Lidoderm® in the third quarter of 2005 was approximately $115 million.
Percocet®. Net sales of Percocet® were $28.8 million for the three months ended September 30, 2005 compared with $26.0 million in the same period in 2004. Net sales of Percocet® were $81.0 million for the first nine months ended September 30, 2005 compared with $70.4 million in the same period in 2004. The company estimates that prescription demand for Percocet® in the 2005 third quarter was approximately $27 million.
Frova®. Net sales of Frova® were $10.3 million and $25.1 million for the three and nine months ended September 30, 2005, respectively. As previously announced, during the first quarter of 2005 the company increased the size of its sales forces and realigned its sales representatives and their management to capitalize on the product opportunities for both Lidoderm® and Frova®.
DepoDur®. Net sales of DepoDur® were $0.7 million and $3.0 million for the three and nine months ended September 30, 2005, respectively. The company began promoting DepoDur® in early 2005 with its 70-representative hospital sales force. The launch phase of this product is expected to continue into 2006.
Other branded products. Combined sales of all other branded products were $2.7 million for the three months ended September 30, 2005 compared with $2.8 million in the comparable period in 2004. Combined sales of all other branded products were $8.1 million for the nine months ended September 30, 2005 compared with $10.3 million in the comparable period in 2004.
Oxycodone extended-release. In June 2005, the company began commercial sale of all four strengths of its extended-release oxycodone tablets, the generic equivalent of Purdue Pharma’s OxyContin®. Net sales of extended-release oxycodone tablets were $49.3 million and $78.5 million for the three and nine months ended September 30, 2005, respectively. The net sales during the second quarter of 2005 were reflective of typical launch quantity purchases, and by the end of the third quarter of 2005, customer inventory levels were at expected operating levels.
The company’s launch of this product followed the June 7, 2005 unanimous affirmance by the U.S. Court of Appeals for the Federal Circuit of the decision issued in Endo’s favor by the U.S. District Court of the Southern District of New York on January 5, 2004. On June 21, 2005, Purdue filed a petition with the Federal Circuit seeking rehearing of the case by the Federal Circuit panel that issued the June 7, 2005 decision or, alternatively, by the entire court. On July 22, 2005, the Federal Circuit Court of Appeals requested that Endo submit a response brief as part of its review process of Purdue’s petition for rehearing and rehearing en banc. Endo submitted this response on August 1, 2005. The company remains confident that the prior decision of the Federal Circuit Court will remain in effect and intends to continue to pursue its antitrust claims against Purdue.
Other generic products. For the third quarter, due to increased generic competition with both Endocet® and the company’s morphine sulfate extended-release tablets, net sales from the company’s other generic products decreased to $29.2 million from $42.7 million in 2004. Net sales from the company’s other

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generic products decreased to $94.8 million for the nine months ended September 30, 2005 compared with $164.7 million in the same period in 2004. The company expects this additional competition to continue to adversely impact its market share and price of both Endocet® and its morphine sulfate extended-release tablets.
Note to Investors
Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from October 20, 2005 at 1:00 p.m. ET by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 1465997, and will run until 12:00 a.m. ET on October 27, 2005.
A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on October 27, 2005. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.
About Endo
Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved;

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successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on April 30, 2004, as amended and in Endo’s Registration Statement on Form S-3 filed with the SEC on September 2, 2005, as amended . Readers should evaluate any statement in light of these important factors.
(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months and nine months ended September 30, 2005 and September 30, 2004:
Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Three Months Ended
	September 30,
	2005	2004
Lidoderm®	$124,337	$83,758

Percocet®	28,771	26,044

Frova®	10,278	5,019

DepoDur®	740	—

Other Brands	2,673	2,834

Total Brands	$166,799	$117,655

Oxycodone ER	$49,266	$—

Other Generics	29,176	42,694

Total Generics	$78,442	$42,694

Total Net Sales	$245,241	$160,349

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Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2005	2004
Lidoderm®	$288,901	$207,349

Percocet®	80,955	70,412

Frova®	25,086	5,019

DepoDur®	2,996	—

Other Brands	8,142	10,290

Total Brands	$406,080	$293,070

Oxycodone ER	$78,485	$—

Other Generics	94,810	164,736

Total Generics	$173,295	$164,736

Total Net Sales	$579,375	$457,806

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The following table presents Endo’s consolidated statements of operations for the three months and nine months ended September 30, 2005 and September 30, 2004:
Endo Pharmaceuticals Holdings Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
NET SALES	$245,241	$160,349	$579,375	$457,806
COST OF SALES	61,399	38,203	133,242	99,991

GROSS PROFIT	183,842	122,146	446,133	357,815
COSTS AND EXPENSES:
Selling, general and administrative	47,309	43,512	156,984	125,271
Research and development	22,148	9,501	70,120	38,502
Depreciation and amortization	4,144	2,985	11,438	7,074
Loss on disposal of other intangible, including license termination fee of $3,000	—	—	—	3,800
Impairment of other intangible asset	5,515	—	5,515	—

OPERATING INCOME	104,726	66,148	202,076	183,168
INTEREST INCOME, Net	2,689	578	6,657	796

INCOME BEFORE INCOME TAX	107,415	66,726	208,733	183,964
INCOME TAX	40,862	25,349	79,319	69,865

NET INCOME	$66,553	$41,377	$129,414	$114,099

NET INCOME PER SHARE:

Basic	$0.50	$0.31	$0.98	$0.87
Diluted	$0.50	$0.31	$0.97	$0.86

WEIGHTED AVERAGE SHARES:

Basic	132,376	131,804	132,075	131,792
Diluted	133,532	132,460	133,122	132,688
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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at September 30, 2005 and December 31, 2004:
Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$410,487	$278,034
Accounts receivable, net	258,547	139,039
Inventory	62,920	71,415
Other current assets	102,420	79,089

Total current assets	834,374	567,577
Property and equipment, net	34,322	28,875
Goodwill	181,079	181,079
Other intangibles, net	100,874	117,258
Note receivable	47,960	45,047
Other assets	14,497	7,655

TOTAL ASSETS	$1,213,106	$947,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$391,499	$273,248
Other liabilities	25,064	18,293

Total stockholders’ equity	796,543	655,950

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,213,106	$947,491

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The following table presents condensed consolidated cash flow data for the nine months ended September 30, 2005 and September 30, 2004:
Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Cash Flow Data (unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2005	2004
Net cash provided by operating activities	$171,659	$70,596
Net cash used in investing activities	(25,111)	(106,188)
Net cash used in financing activities	(14,095)	(9,001)

Net increase (decrease) in cash and cash equivalents	$132,453	$(44,593)

Cash and cash equivalents, beginning of period	$278,034	$229,573

Cash and cash equivalents, end of period	$410,487	$184,980

Net Cash Used in Financing Activities
During the nine months ended September 30, 2005, net cash used in financing activities includes the $21.4 million payment to Endo Pharma LLC, a limited liability company that currently holds the majority of Endo common stock, in which affiliates of Kelso & Company and certain other members of management have an interest. This payment was made pursuant to the tax-sharing agreement between the company and Endo Pharma LLC, which requires the company, under certain circumstances, to pay Endo Pharma LLC the amount of the tax benefits that are usable by the company as a result of the exercise of stock options granted pursuant to the Endo Pharma LLC Stock Option Plans, which stock options are exercisable only into shares of Endo common stock held by Endo Pharma LLC and, accordingly, do not dilute the ownership of the company’s public stockholders. Additionally, during the fourth quarter of 2005, the company will make a payment of approximately $21 million to Endo Pharma LLC for the remaining 50% of the 2004 tax benefit.
On October 12, 2005, as part of the sale of 33,350,000 shares of our common stock, approximately 19.5 million shares underlying stock options granted under the Endo Pharma LLC stock option plans were exercised at a market price of $26.04, with a weighted average exercise price of $2.72, and an assumed tax rate of 38.4%. Assuming the attributable compensation charge deductions are usable to reduce our taxes in 2005, which will permit us to apply for a refund of previously paid taxes, we are obligated, under our amended tax-sharing agreement, to pay to Endo Pharma LLC an additional tax benefit amount of approximately $175 million. Fifty percent of the estimated tax benefit amount attributable to the October 12, 2005 offering and any additional tax benefits attributable to the exercise of stock options granted under the Endo Pharma LLC stock option plans in 2005 will be due within 15 business days of the date we receive an opinion on our final audited 2005 financial statements from our independent registered public accounting firm (which we estimate will occur within 60 days of our fiscal year-end of December 31, 2005) and the remaining tax benefit amount attributable to 2005 is due within 30 business days of the date on which we file our 2005 tax return with the Internal Revenue Service. Additionally, we anticipate that up to 2.3 million additional stock options granted under the Endo Pharma LLC stock option plans will be exercised prior to January 1, 2006 and, therefore, assuming exercise at a market price of $26.04, with a weighted average exercise price of $2.72, an assumed tax rate of 38.4% and assuming the attributable compensation charge deductions are usable to reduce our taxes in 2005, we will be obligated, under our amended tax-sharing agreement, to pay to Endo Pharma LLC an additional tax benefit amount of approximately $21 million in 2006. All payments that have been, or will be, made or accrued pursuant to the tax-sharing agreement have been, or will be, reflected as a reduction of stockholders’ equity in our consolidated financial statements. The exercise of stock options under the Endo Pharma LLC stock option plans do not result in the issuance of additional shares in the company and will not dilute the ownership of our public stockholders. The estimated tax benefit amount payable to Endo Pharma LLC attributable to Endo Pharma LLC stock options exercised may increase if certain holders of Endo Pharma LLC stock options exercise stock options in addition to those noted above.
Definition of Consolidated EBITDA
Endo’s amended and restated credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary and non-recurring charges during the period (provided that the amount of charges added to consolidated net income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10 million during any fiscal year of Endo or $20 million in the aggregate) and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and its subsidiaries in accordance with generally accepted accounting principles.
Reconciling Items
Upfront and milestone payments to partners represent contractual payments which will be made to development partners based upon the successful achievement of certain defined milestones. Termination of development agreement represents a termination payment paid to Lavipharm Laboratories Inc. of $3.0 million and the write-off the unamortized portion of the intangible asset related to the license of the products of $0.8 million. Write-off of transdermal fentanyl patch inventory of $5.0 million and unamortized portion of the license fee of $5.5 million represents the costs related to the U.S. Food & Drug Administration decision that it will not approve Noven’s Abbreviated New Drug Application for its developmental transdermal fentanyl patch.
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